UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 14)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

Ralph L. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 22, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 35

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

RLCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

4,266,468
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

4,266,468
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

4,266,468
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

9.6%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 3 of 35

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

RLCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

1,950,000
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

1,950,000
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

1,950,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

4.4%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 4 of 35

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons

Ralph L. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐

6)	Citizenship or Place of Organization

USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

6,216,468
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

6,216,468
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

6,216,468
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

14.0%
14)	Type of Reporting Person (See Instructions)

IN

CUSIP No. 89267P 10 5	Page 5 of 35

This Amendment No. 14 further amends Items 4 and 5 of the Statement on Schedule 13D filed by Ralph L. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on November 4, 2005, Amendment No. 8 filed on November 21, 2005, Amendment No. 9 filed on March 10, 2006, Amendment No. 10 filed on May 22, 2006, Amendment No. 11 filed on August 17, 2006, Amendment No. 12 filed on February 26, 2007 and Amendment No. 13 filed on May 25, 2007 (“Amendment No. 13”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 13 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by RLCF-I 1997 Limited Partnership of 650,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on August 1, 2007, August 2, 2007, August 3, 2007, August 6, 2007, August 7, 2007, August 8, 2007, August 9, 2007, August 10, 2007, August 13, 2007, August 14, 2007, August 15, 2007, August 16, 2007, August 17, 2007, August 20, 2007, August 21, 2007, August 22, 2007 and August 23, 2007, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Information with respect to RLCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, RLCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through August 22, 2007:

(1) On July 31, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.05 per share;

(2) On July 31, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $11.02 per share;

CUSIP No. 89267P 10 5	Page 6 of 35

(3) On July 31, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.01 per share;

(4) On July 31, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $11.00 per share;

(5) On July 31, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.99 per share;

(6) On July 31, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.97 per share;

(7) On July 31, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.95 per share;

(8) On July 31, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.94 per share;

(9) On July 31, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.93 per share;

(10) On July 31, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.92 per share;

(11) On July 31, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.88 per share;

(12) On July 31, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.86 per share;

(13) On July 31, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.80 per share;

(14) On July 31, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.78 per share;

(15) On July 31, 2007, the limited partnership sold 998 shares of Common Stock on the open market for $10.75 per share;

(16) On July 31, 2007, the limited partnership sold 202 shares of Common Stock on the open market for $10.74 per share;

(17) On July 31, 2007, the limited partnership sold 2,600 shares of Common Stock on the open market for $10.73 per share;

(18) On July 31, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.71 per share;

(19) On July 31, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.70 per share;

CUSIP No. 89267P 10 5	Page 7 of 35

(20) On July 31, 2007, the limited partnership sold 2,700 shares of Common Stock on the open market for $10.68 per share;

(21) On July 31, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.66 per share;

(22) On July 31, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.65 per share;

(23) On August 1, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.67 per share;

(24) On August 1, 2007, the limited partnership sold 430 shares of Common Stock on the open market for $10.63 per share;

(25) On August 1, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.62 per share;

(26) On August 1, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.60 per share;

(27) On August 1, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.55 per share;

(28) On August 1, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.53 per share;

(29) On August 1, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.52 per share;

(30) On August 1, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.50 per share;

(31) On August 1, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.49 per share;

(32) On August 1, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.48 per share;

(33) On August 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.47 per share;

(34) On August 1, 2007, the limited partnership sold 1,061 shares of Common Stock on the open market for $10.46 per share;

(35) On August 1, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.44 per share;

(36) On August 1, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.43 per share;

CUSIP No. 89267P 10 5	Page 8 of 35

(37) On August 1, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.42 per share;

(38) On August 1, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $10.41 per share;

(39) On August 1, 2007, the limited partnership sold 909 shares of Common Stock on the open market for $10.40 per share;

(40) On August 1, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.39 per share;

(41) On August 1, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.38 per share;

(42) On August 1, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.37 per share;

(43) On August 1, 2007, the limited partnership sold 1,041 shares of Common Stock on the open market for $10.36 per share;

(44) On August 1, 2007, the limited partnership sold 1,459 shares of Common Stock on the open market for $10.35 per share;

(45) On August 1, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.34 per share;

(46) On August 1, 2007, the limited partnership sold 467 shares of Common Stock on the open market for $10.32 per share;

(47) On August 1, 2007, the limited partnership sold 1,233 shares of Common Stock on the open market for $10.31 per share;

(48) On August 2, 2007, the limited partnership sold 336 shares of Common Stock on the open market for $10.83 per share;

(49) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.81 per share;

(50) On August 2, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.80 per share;

(51) On August 2, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.79 per share;

(52) On August 2, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.78 per share;

(53) On August 2, 2007, the limited partnership sold 961 shares of Common Stock on the open market for $10.77 per share;

CUSIP No. 89267P 10 5	Page 9 of 35

(54) On August 2, 2007, the limited partnership sold 2,538 shares of Common Stock on the open market for $10.76 per share;

(55) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.75 per share;

(56) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.74 per share;

(57) On August 2, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.73 per share;

(58) On August 2, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.72 per share;

(59) On August 2, 2007, the limited partnership sold 2,664 shares of Common Stock on the open market for $10.71 per share;

(60) On August 2, 2007, the limited partnership sold 98 shares of Common Stock on the open market for $10.70 per share;

(61) On August 2, 2007, the limited partnership sold 402 shares of Common Stock on the open market for $10.69 per share;

(62) On August 2, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.68 per share;

(63) On August 2, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.67 per share;

(64) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.66 per share;

(65) On August 2, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.62 per share;

(66) On August 2, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.61 per share;

(67) On August 2, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.60 per share;

(68) On August 2, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.58 per share;

(69) On August 2, 2007, the limited partnership sold 2,001 shares of Common Stock on the open market for $10.57 per share;

(70) On August 2, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.56 per share;

CUSIP No. 89267P 10 5	Page 10 of 35

(71) On August 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(72) On August 2, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.54 per share;

(73) On August 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.53 per share;

(74) On August 2, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.52 per share;

(75) On August 2, 2007, the limited partnership sold 1,571 shares of Common Stock on the open market for $10.51 per share;

(76) On August 2, 2007, the limited partnership sold 229 shares of Common Stock on the open market for $10.50 per share;

(77) On August 2, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.49 per share;

(78) On August 2, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.48 per share;

(79) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.48 per share;

(80) On August 3, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.46 per share;

(81) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.44 per share;

(82) On August 3, 2007, the limited partnership sold 2,278 shares of Common Stock on the open market for $10.41 per share;

(83) On August 3, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.40 per share;

(84) On August 3, 2007, the limited partnership sold 1,022 shares of Common Stock on the open market for $10.39 per share;

(85) On August 3, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.38 per share;

(86) On August 3, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.37 per share;

(87) On August 3, 2007, the limited partnership sold 814 shares of Common Stock on the open market for $10.35 per share;

CUSIP No. 89267P 10 5	Page 11 of 35

(88) On August 3, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.34 per share;

(89) On August 3, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.33 per share;

(90) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.32 per share;

(91) On August 3, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.31 per share;

(92) On August 3, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.30 per share;

(93) On August 3, 2007, the limited partnership sold 86 shares of Common Stock on the open market for $10.29 per share;

(94) On August 3, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.26 per share;

(95) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.25 per share;

(96) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.24 per share;

(97) On August 3, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.23 per share;

(98) On August 3, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.22 per share;

(99) On August 3, 2007, the limited partnership sold 403 shares of Common Stock on the open market for $10.20 per share;

(100) On August 3, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.19 per share;

(101) On August 3, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.18 per share;

(102) On August 3, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.17 per share;

(103) On August 3, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.16 per share;

(104) On August 3, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.15 per share;

CUSIP No. 89267P 10 5	Page 12 of 35

(105) On August 3, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.14 per share;

(106) On August 3, 2007, the limited partnership sold 397 shares of Common Stock on the open market for $10.13 per share;

(107) On August 3, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.12 per share;

(108) On August 3, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.11 per share;

(109) On August 3, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.10 per share;

(110) On August 6, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.23 per share;

(111) On August 6, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.18 per share;

(112) On August 6, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.02 per share;

(113) On August 6, 2007, the limited partnership sold 26,041 shares of Common Stock on the open market for $10.00 per share;

(114) On August 6, 2007, the limited partnership sold 59 shares of Common Stock on the open market for $9.99 per share;

(115) On August 6, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $9.98 per share;

(116) On August 6, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $9.97 per share;

(117) On August 6, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.95 per share;

(118) On August 6, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $9.92 per share;

(119) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.37 per share;

(120) On August 7, 2007, the limited partnership sold 5,277 shares of Common Stock on the open market for $10.35 per share;

(121) On August 7, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.33 per share;

CUSIP No. 89267P 10 5	Page 13 of 35

(122) On August 7, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.32 per share;

(123) On August 7, 2007, the limited partnership sold 3,500 shares of Common Stock on the open market for $10.31 per share;

(124) On August 7, 2007, the limited partnership sold 6,240 shares of Common Stock on the open market for $10.30 per share;

(125) On August 7, 2007, the limited partnership sold 1,460 shares of Common Stock on the open market for $10.29 per share;

(126) On August 7, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.28 per share;

(127) On August 7, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.27 per share;

(128) On August 7, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.26 per share;

(129) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.25 per share;

(130) On August 7, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.22 per share;

(131) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.21 per share;

(132) On August 7, 2007, the limited partnership sold 1,215 shares of Common Stock on the open market for $10.20 per share;

(133) On August 7, 2007, the limited partnership sold 1,285 shares of Common Stock on the open market for $10.19 per share;

(134) On August 7, 2007, the limited partnership sold 4,300 shares of Common Stock on the open market for $10.18 per share;

(135) On August 7, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.16 per share;

(136) On August 7, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.15 per share;

(137) On August 7, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.14 per share;

(138) On August 7, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.11 per share;

CUSIP No. 89267P 10 5	Page 14 of 35

(139) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.10 per share;

(140) On August 7, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.08 per share;

(141) On August 7, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.05 per share;

(142) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.02 per share;

(143) On August 7, 2007, the limited partnership sold 2,846 shares of Common Stock on the open market for $10.01 per share;

(144) On August 7, 2007, the limited partnership sold 1,977 shares of Common Stock on the open market for $10.00 per share;

(145) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.98 per share;

(146) On August 7, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $9.96 per share;

(147) On August 7, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $9.93 per share;

(148) On August 7, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $9.91 per share;

(149) On August 7, 2007, the limited partnership sold 1,434 shares of Common Stock on the open market for $9.90 per share;

(150) On August 7, 2007, the limited partnership sold 266 shares of Common Stock on the open market for $9.89 per share;

(151) On August 8, 2007, the limited partnership sold 3,700 shares of Common Stock on the open market for $10.90 per share;

(152) On August 8, 2007, the limited partnership sold 3,844 shares of Common Stock on the open market for $10.89 per share;

(153) On August 8, 2007, the limited partnership sold 3,697 shares of Common Stock on the open market for $10.88 per share;

(154) On August 8, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.87 per share;

(155) On August 8, 2007, the limited partnership sold 780 shares of Common Stock on the open market for $10.85 per share;

CUSIP No. 89267P 10 5	Page 15 of 35

(156) On August 8, 2007, the limited partnership sold 2,00 shares of Common Stock on the open market for $10.84 per share;

(157) On August 8, 2007, the limited partnership sold 2,420 shares of Common Stock on the open market for $10.83 per share;

(158) On August 8, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.82 per share;

(159) On August 8, 2007, the limited partnership sold 3,100 shares of Common Stock on the open market for $10.81 per share;

(160) On August 8, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.80 per share;

(161) On August 8, 2007, the limited partnership sold 2,061 shares of Common Stock on the open market for $10.78 per share;

(162) On August 8, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.75 per share;

(163) On August 8, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.74 per share;

(164) On August 8, 2007, the limited partnership sold 2,564 shares of Common Stock on the open market for $10.73 per share;

(165) On August 8, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.69 per share;

(166) On August 8, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.68 per share;

(167) On August 8, 2007, the limited partnership sold 2,136 shares of Common Stock on the open market for $10.67 per share;

(168) On August 8, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.63 per share;

(169) On August 8, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.62 per share;

(170) On August 8, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.60 per share;

(171) On August 8, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.54 per share;

(172) On August 8, 2007, the limited partnership sold 91 shares of Common Stock on the open market for $10.53 per share;

CUSIP No. 89267P 10 5	Page 16 of 35

(173) On August 8, 2007, the limited partnership sold 909 shares of Common Stock on the open market for $10.50 per share;

(174) On August 8, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.48 per share;

(175) On August 8, 2007, the limited partnership sold 1,136 shares of Common Stock on the open market for $10.46 per share;

(176) On August 8, 2007, the limited partnership sold 107 shares of Common Stock on the open market for $10.45 per share;

(177) On August 8, 2007, the limited partnership sold 1,396 shares of Common Stock on the open market for $10.39 per share;

(178) On August 8, 2007, the limited partnership sold 904 shares of Common Stock on the open market for $10.38 per share;

(179) On August 8, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.37 per share;

(180) On August 8, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.32 per share;

(181) On August 8, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.27 per share;

(182) On August 8, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.24 per share;

(183) On August 8, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.20 per share;

(184) On August 8, 2007, the limited partnership sold 1,898 shares of Common Stock on the open market for $10.16 per share;

(185) On August 8, 2007, the limited partnership sold 1,057 shares of Common Stock on the open market for $10.15 per share;

(186) On August 9, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.29 per share;

(187) On August 9, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.28 per share;

(188) On August 9, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.26 per share;

(189) On August 9, 2007, the limited partnership sold 5,100 shares of Common Stock on the open market for $10.25 per share;

CUSIP No. 89267P 10 5	Page 17 of 35

(190) On August 9, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.24 per share;

(191) On August 9, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.23 per share;

(192) On August 9, 2007, the limited partnership sold 7,500 shares of Common Stock on the open market for $10.21 per share;

(193) On August 9, 2007, the limited partnership sold 4,600 shares of Common Stock on the open market for $10.20 per share;

(194) On August 9, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.19 per share;

(195) On August 9, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.18 per share;

(196) On August 9, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.17 per share;

(197) On August 9, 2007, the limited partnership sold 4,891 shares of Common Stock on the open market for $10.16 per share;

(198) On August 9, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.15 per share;

(199) On August 9, 2007, the limited partnership sold 2,900 shares of Common Stock on the open market for $10.14 per share;

(200) On August 9, 2007, the limited partnership sold 3,600 shares of Common Stock on the open market for $10.13 per share;

(201) On August 9, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.12 per share;

(202) On August 9, 2007, the limited partnership sold 3,678 shares of Common Stock on the open market for $10.11 per share;

(203) On August 9, 2007, the limited partnership sold 7,822 shares of Common Stock on the open market for $10.10 per share;

(204) On August 9, 2007, the limited partnership sold 6,187 shares of Common Stock on the open market for $10.09 per share;

(205) On August 9, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.08 per share;

(206) On August 9, 2007, the limited partnership sold 2,222 shares of Common Stock on the open market for $10.07 per share;

CUSIP No. 89267P 10 5	Page 18 of 35

(207) On August 9, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.06 per share;

(208) On August 9, 2007, the limited partnership sold 4,600 shares of Common Stock on the open market for $10.05 per share;

(209) On August 9, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.04 per share;

(210) On August 9, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.02 per share;

(211) On August 9, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.01 per share;

(212) On August 9, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.00 per share;

(213) On August 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.66 per share;

(214) On August 10, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.59 per share;

(215) On August 10, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.56 per share;

(216) On August 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.54 per share;

(217) On August 10, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.53 per share;

(218) On August 10, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.52 per share;

(219) On August 10, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.51 per share;

(220) On August 10, 2007, the limited partnership sold 5,600 shares of Common Stock on the open market for $10.50 per share;

(221) On August 10, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.49 per share;

(222) On August 10, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.48 per share;

(223) On August 10, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.47 per share;

CUSIP No. 89267P 10 5	Page 19 of 35

(224) On August 10, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.46 per share;

(225) On August 10, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.45 per share;

(226) On August 10, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.44 per share;

(227) On August 10, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.43 per share;

(228) On August 10, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.42 per share;

(229) On August 10, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.41 per share;

(230) On August 10, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.40 per share;

(231) On August 10, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.39 per share;

(232) On August 10, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.38 per share;

(233) On August 10, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.37 per share;

(234) On August 10, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.36 per share;

(235) On August 10, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.30 per share;

(236) On August 10, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.29 per share;

(237) On August 10, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.27 per share;

(238) On August 10, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.26 per share;

(239) On August 10, 2007, the limited partnership sold 932 shares of Common Stock on the open market for $10.24 per share;

(240) On August 10, 2007, the limited partnership sold 1,516 shares of Common Stock on the open market for $10.23 per share;

CUSIP No. 89267P 10 5	Page 20 of 35

(241) On August 10, 2007, the limited partnership sold 3,300 shares of Common Stock on the open market for $10.22 per share;

(242) On August 10, 2007, the limited partnership sold 152 shares of Common Stock on the open market for $10.21 per share;

(243) On August 10, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.20 per share;

(244) On August 10, 2007, the limited partnership sold 416 shares of Common Stock on the open market for $10.19 per share;

(245) On August 10, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.18 per share;

(246) On August 10, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.17 per share;

(247) On August 10, 2007, the limited partnership sold 2,800 shares of Common Stock on the open market for $10.16 per share;

(248) On August 10, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.15 per share;

(249) On August 10, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.14 per share;

(250) On August 10, 2007, the limited partnership sold 384 shares of Common Stock on the open market for $10.13 per share;

(251) On August 10, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.11 per share;

(252) On August 10, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.02 per share;

(253) On August 10, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.00 per share;

(254) On August 13, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.99 per share;

(255) On August 13, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.97 per share;

(256) On August 13, 2007, the limited partnership sold 107 shares of Common Stock on the open market for $10.96 per share;

(257) On August 13, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.95 per share;

CUSIP No. 89267P 10 5	Page 21 of 35

(258) On August 13, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.94 per share;

(259) On August 13, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.93 per share;

(260) On August 13, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.92 per share;

(261) On August 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.90 per share;

(262) On August 13, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.89 per share;

(263) On August 13, 2007, the limited partnership sold 841 shares of Common Stock on the open market for $10.88 per share;

(264) On August 13, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.87 per share;

(265) On August 13, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.86 per share;

(266) On August 13, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.85 per share;

(267) On August 13, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.84 per share;

(268) On August 13, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.83 per share;

(269) On August 13, 2007, the limited partnership sold 5,400 shares of Common Stock on the open market for $10.82 per share;

(270) On August 13, 2007, the limited partnership sold 742 shares of Common Stock on the open market for $10.81 per share;

(271) On August 13, 2007, the limited partnership sold 8,110 shares of Common Stock on the open market for $10.80 per share;

(272) On August 13, 2007, the limited partnership sold 7,500 shares of Common Stock on the open market for $10.79 per share;

(273) On August 13, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.78 per share;

(274) On August 13, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.77 per share;

CUSIP No. 89267P 10 5	Page 22 of 35

(275) On August 13, 2007, the limited partnership sold 5,400 shares of Common Stock on the open market for $10.76 per share;

(276) On August 13, 2007, the limited partnership sold 2,200 shares of Common Stock on the open market for $10.75 per share;

(277) On August 13, 2007, the limited partnership sold 841 shares of Common Stock on the open market for $10.72 per share;

(278) On August 13, 2007, the limited partnership sold 159 shares of Common Stock on the open market for $10.71 per share;

(279) On August 13, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.69 per share;

(280) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.88 per share;

(281) On August 14, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.83 per share;

(282) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.80 per share;

(283) On August 14, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.71 per share;

(284) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.67 per share;

(285) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.66 per share;

(286) On August 14, 2007, the limited partnership sold 172 shares of Common Stock on the open market for $10.63 per share;

(287) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.62 per share;

(288) On August 14, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.61 per share;

(289) On August 14, 2007, the limited partnership sold 12,300 shares of Common Stock on the open market for $10.60 per share;

(290) On August 14, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.59 per share;

(291) On August 14, 2007, the limited partnership sold 3,500 shares of Common Stock on the open market for $10.58 per share;

CUSIP No. 89267P 10 5	Page 23 of 35

(292) On August 14, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.57 per share;

(293) On August 14, 2007, the limited partnership sold 777 shares of Common Stock on the open market for $10.56 per share;

(294) On August 14, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.55 per share;

(295) On August 14, 2007, the limited partnership sold 1,800 shares of Common Stock on the open market for $10.54 per share;

(296) On August 14, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.53 per share;

(297) On August 14, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.52 per share;

(298) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.51 per share;

(299) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.50 per share;

(300) On August 14, 2007, the limited partnership sold 4,668 shares of Common Stock on the open market for $10.49 per share;

(301) On August 14, 2007, the limited partnership sold 1,460 shares of Common Stock on the open market for $10.47 per share;

(302) On August 14, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.46 per share;

(303) On August 14, 2007, the limited partnership sold 1,923 shares of Common Stock on the open market for $10.45 per share;

(304) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.84 per share;

(305) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.79 per share;

(306) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.75 per share;

(307) On August 15, 2007, the limited partnership sold 624 shares of Common Stock on the open market for $10.73 per share;

(308) On August 15, 2007, the limited partnership sold 543 shares of Common Stock on the open market for $10.71 per share;

CUSIP No. 89267P 10 5	Page 24 of 35

(309) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.70 per share;

(310) On August 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.69 per share;

(311) On August 15, 2007, the limited partnership sold 1,057 shares of Common Stock on the open market for $10.68 per share;

(312) On August 15, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $10.67 per share;

(313) On August 15, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.65 per share;

(314) On August 15, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.62 per share;

(315) On August 15, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.58 per share;

(316) On August 15, 2007, the limited partnership sold 1,600 shares of Common Stock on the open market for $10.57 per share;

(317) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.56 per share;

(318) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.55 per share;

(319) On August 15, 2007, the limited partnership sold 1,141 shares of Common Stock on the open market for $10.54 per share;

(320) On August 15, 2007, the limited partnership sold 559 shares of Common Stock on the open market for $10.53 per share;

(321) On August 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.52 per share;

(322) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.50 per share;

(323) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.49 per share;

(324) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.47 per share;

(325) On August 15, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $10.46 per share;

CUSIP No. 89267P 10 5	Page 25 of 35

(326) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.40 per share;

(327) On August 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.39 per share;

(328) On August 15, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.38 per share;

(329) On August 15, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.33 per share;

(330) On August 15, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.32 per share;

(331) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.31 per share;

(332) On August 15, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.30 per share;

(333) On August 15, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.29 per share;

(334) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.28 per share;

(335) On August 15, 2007, the limited partnership sold 2,000 shares of Common Stock on the open market for $10.18 per share;

(336) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.16 per share;

(337) On August 15, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.15 per share;

(338) On August 15, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.14 per share;

(339) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.07 per share;

(340) On August 15, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.06 per share;

(341) On August 15, 2007, the limited partnership sold 1,876 shares of Common Stock on the open market for $10.04 per share;

(342) On August 15, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.03 per share;

CUSIP No. 89267P 10 5	Page 26 of 35

(343) On August 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $9.92 per share;

(344) On August 16, 2007, the limited partnership sold 1,533 shares of Common Stock on the open market for $9.91 per share;

(345) On August 16, 2007, the limited partnership sold 2,400 shares of Common Stock on the open market for $9.90 per share;

(346) On August 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $9.89 per share;

(347) On August 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $9.88 per share;

(348) On August 16, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $9.87 per share;

(349) On August 16, 2007, the limited partnership sold 618 shares of Common Stock on the open market for $9.86 per share;

(350) On August 16, 2007, the limited partnership sold 3,882 shares of Common Stock on the open market for $9.85 per share;

(351) On August 16, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $9.84 per share;

(352) On August 16, 2007, the limited partnership sold 509 shares of Common Stock on the open market for $9.83 per share;

(353) On August 16, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $9.82 per share;

(354) On August 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $9.81 per share;

(355) On August 16, 2007, the limited partnership sold 6,711 shares of Common Stock on the open market for $9.80 per share;

(356) On August 16, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $9.79 per share;

(357) On August 16, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $9.78 per share;

(358) On August 16, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $9.77 per share;

(359) On August 16, 2007, the limited partnership sold 1,763 shares of Common Stock on the open market for $9.76 per share;

CUSIP No. 89267P 10 5	Page 27 of 35

(360) On August 16, 2007, the limited partnership sold 5,000 shares of Common Stock on the open market for $9.75 per share;

(361) On August 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $9.74 per share;

(362) On August 16, 2007, the limited partnership sold 2,984 shares of Common Stock on the open market for $9.73 per share;

(363) On August 16, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $9.72 per share;

(364) On August 16, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $9.70 per share;

(365) On August 16, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.69 per share;

(366) On August 16, 2007, the limited partnership sold 1,300 shares of Common Stock on the open market for $9.67 per share;

(367) On August 16, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $9.65 per share;

(368) On August 16, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $9.63 per share;

(369) On August 16, 2007, the limited partnership sold 2,223 shares of Common Stock on the open market for $9.61 per share;

(370) On August 16, 2007, the limited partnership sold 1,225 shares of Common Stock on the open market for $9.58 per share;

(371) On August 16, 2007, the limited partnership sold 1,052 shares of Common Stock on the open market for $9.55 per share;

(372) On August 16, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $9.52 per share;

(373) On August 16, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $9.49 per share;

(374) On August 17, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.55 per share;

(375) On August 17, 2007, the limited partnership sold 371 shares of Common Stock on the open market for $10.51 per share;

(376) On August 17, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.49 per share;

CUSIP No. 89267P 10 5	Page 28 of 35

(377) On August 17, 2007, the limited partnership sold 686 shares of Common Stock on the open market for $10.48 per share;

(378) On August 17, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.47 per share;

(379) On August 17, 2007, the limited partnership sold 5,729 shares of Common Stock on the open market for $10.46 per share;

(380) On August 17, 2007, the limited partnership sold 4,482 shares of Common Stock on the open market for $10.45 per share;

(381) On August 17, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.44 per share;

(382) On August 17, 2007, the limited partnership sold 3,200 shares of Common Stock on the open market for $10.43 per share;

(383) On August 17, 2007, the limited partnership sold 1,900 shares of Common Stock on the open market for $10.42 per share;

(384) On August 17, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.41 per share;

(385) On August 17, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.40 per share;

(386) On August 17, 2007, the limited partnership sold 2,539 shares of Common Stock on the open market for $10.39 per share;

(387) On August 17, 2007, the limited partnership sold 2,165 shares of Common Stock on the open market for $10.38 per share;

(388) On August 17, 2007, the limited partnership sold 2,461 shares of Common Stock on the open market for $10.37 per share;

(389) On August 17, 2007, the limited partnership sold 6,935 shares of Common Stock on the open market for $10.36 per share;

(390) On August 17, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.35 per share;

(391) On August 17, 2007, the limited partnership sold 1,216 shares of Common Stock on the open market for $10.34 per share;

(392) On August 17, 2007, the limited partnership sold 2,316 shares of Common Stock on the open market for $10.33 per share;

(393) On August 17, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.32 per share;

CUSIP No. 89267P 10 5	Page 29 of 35

(394) On August 17, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.31 per share;

(395) On August 17, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.30 per share;

(396) On August 17, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.28 per share;

(397) On August 17, 2007, the limited partnership sold 1,078 shares of Common Stock on the open market for $10.27 per share;

(398) On August 17, 2007, the limited partnership sold 3,522 shares of Common Stock on the open market for $10.26 per share;

(399) On August 17, 2007, the limited partnership sold 1,400 shares of Common Stock on the open market for $10.25 per share;

(400) On August 17, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.24 per share;

(401) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.57 per share;

(402) On August 20, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.55 per share;

(403) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.54 per share;

(404) On August 20, 2007, the limited partnership sold 500 shares of Common Stock on the open market for $10.53 per share;

(405) On August 20, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.51 per share;

(406) On August 20, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.48 per share;

(407) On August 20, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.45 per share;

(408) On August 20, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.44 per share;

(409) On August 20, 2007, the limited partnership sold 162 shares of Common Stock on the open market for $10.40 per share;

(410) On August 20, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.38 per share;

CUSIP No. 89267P 10 5	Page 30 of 35

(411) On August 20, 2007, the limited partnership sold 3,227 shares of Common Stock on the open market for $10.35 per share;

(412) On August 20, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.34 per share;

(413) On August 20, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.33 per share;

(414) On August 20, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.32 per share;

(415) On August 20, 2007, the limited partnership sold 3,187 shares of Common Stock on the open market for $10.30 per share;

(416) On August 20, 2007, the limited partnership sold 3,813 shares of Common Stock on the open market for $10.29 per share;

(417) On August 20, 2007, the limited partnership sold 2,500 shares of Common Stock on the open market for $10.27 per share;

(418) On August 20, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.25 per share;

(419) On August 20, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.24 per share;

(420) On August 20, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.22 per share;

(421) On August 20, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.21 per share;

(422) On August 20, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.19 per share;

(423) On August 20, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.17 per share;

(424) On August 20, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.16 per share;

(425) On August 20, 2007, the limited partnership sold 258 shares of Common Stock on the open market for $10.15 per share;

(426) On August 20, 2007, the limited partnership sold 953 shares of Common Stock on the open market for $10.13 per share;

(427) On August 20, 2007, the limited partnership sold 1,500 shares of Common Stock on the open market for $10.12 per share;

CUSIP No. 89267P 10 5	Page 31 of 35

(428) On August 20, 2007, the limited partnership sold 1,200 shares of Common Stock on the open market for $10.10 per share;

(429) On August 21, 2007, the limited partnership sold 300 shares of Common Stock on the open market for $10.80 per share;

(430) On August 21, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.78 per share;

(431) On August 21, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.77 per share;

(432) On August 21, 2007, the limited partnership sold 1,293 shares of Common Stock on the open market for $10.76 per share;

(433) On August 21, 2007, the limited partnership sold 2,100 shares of Common Stock on the open market for $10.74 per share;

(434) On August 21, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.73 per share;

(435) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.72 per share;

(436) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.71 per share;

(437) On August 21, 2007, the limited partnership sold 1,544 shares of Common Stock on the open market for $10.70 per share;

(438) On August 21, 2007, the limited partnership sold 756 shares of Common Stock on the open market for $10.69 per share;

(439) On August 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.68 per share;

(440) On August 21, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.67 per share;

(441) On August 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.65 per share;

(442) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.64 per share;

(443) On August 21, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.63 per share;

(444) On August 21, 2007, the limited partnership sold 433 shares of Common Stock on the open market for $10.62 per share;

CUSIP No. 89267P 10 5	Page 32 of 35

(445) On August 21, 2007, the limited partnership sold 1,100 shares of Common Stock on the open market for $10.61 per share;

(446) On August 21, 2007, the limited partnership sold 700 shares of Common Stock on the open market for $10.59 per share;

(447) On August 21, 2007, the limited partnership sold 1,700 shares of Common Stock on the open market for $10.55 per share;

(448) On August 21, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.54 per share;

(449) On August 21, 2007, the limited partnership sold 274 shares of Common Stock on the open market for $10.53 per share;

(450) On August 21, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.52 per share;

(451) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.51 per share;

(452) On August 21, 2007, the limited partnership sold 400 shares of Common Stock on the open market for $10.46 per share;

(453) On August 21, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $10.45 per share;

(454) On August 21, 2007, the limited partnership sold 200 shares of Common Stock on the open market for $10.43 per share;

(455) On August 21, 2007, the limited partnership sold 800 shares of Common Stock on the open market for $10.42 per share;

(456) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.41 per share;

(457) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.40 per share;

(458) On August 21, 2007, the limited partnership sold 600 shares of Common Stock on the open market for $10.39 per share;

(459) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.36 per share;

(460) On August 21, 2007, the limited partnership sold 100 shares of Common Stock on the open market for $10.31 per share;

(461) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.38 per share;

CUSIP No. 89267P 10 5	Page 33 of 35

(462) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.35 per share;

(463) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.33 per share;

(464) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.31 per share;

(465) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.29 per share;

(466) On August 22, 2007, the limited partnership sold 900 shares of Common Stock on the open market for $11.28 per share;

(467) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.27 per share;

(468) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.26 per share;

(469) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.24 per share;

(470) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.21 per share;

(471) On August 22, 2007, the limited partnership sold 2,047 shares of Common Stock on the open market for $11.19 per share;

(472) On August 22, 2007, the limited partnership sold 1,953 shares of Common Stock on the open market for $11.18 per share;

(473) On August 22, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $11.16 per share;

(474) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.15 per share;

(475) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.14 per share;

(476) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.07 per share;

(477) On August 22, 2007, the limited partnership sold 1,000 shares of Common Stock on the open market for $10.95 per share; and

(478) On August 22, 2007, the limited partnership sold 3,000 shares of Common Stock on the open market for $10.94 per share.

CUSIP No. 89267P 10 5	Page 34 of 35

(d) Not applicable.

(e) Not applicable.

Information with respect to RLCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, RLCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that RLCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through August 22, 2007: None.

(d) Not applicable.

(e) Not applicable.

Information with respect to Ralph L. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, Ralph L. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that Ralph L. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through August 22, 2007: See information above regarding transactions during the last 60 days by RLCF-I 1997 Limited Partnership and RLCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

[Signatures on next page]

CUSIP No. 89267P 10 5	Page 35 of 35

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 29, 2007	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-I GP, Inc., the general partner of RLCF-I 1997 Limited Partnership
(Name and Title)

August 29, 2007	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, President of RLCF-II Manager, Inc., the managing member of RLCF-II GP, LLC, the general partner of RLCF-II 1997 Limited Partnership
(Name and Title)

August 29, 2007	/s/ Ralph L. Cruz
(Date)	(Signature)

Ralph L. Cruz, individually
(Name and Title)